SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned  investment  company hereby notifies the Securities and Exchange Commission thatit amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of amendment of registration submits the following information:

Name: ATHENE VARIABLE LIFE ACCOUNT A
     (Formerly LIBERTY LIFE VARIABLE LIFE ACCOUNT A)

Address of Principal Business Office:

         2000 Wade Hampton Boulevard
         Greenville, SC  29615-1064

Telephone Number:  (855) 428-4363

Name and Address of Agent for Service of Process:

     Guy H. Smith III
     Liberty Life Insurance Company
     2000 Wade Hampton Blvd.
     Greenville, SC 29615-1064

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:   [ ] Yes      [X] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Greenville and State of South Carolina on the 1st day of May, 2012.

                          ATHENE VARIABLE LIFE ACCOUNT A
                                       Registrant

                          By:  ATHENE ANNUITY & LIFE ASSURANCE COMPANY
                                       Depositor


                          By: /s/GUY H. SMITH III
                               -----------------------------------
                                 Guy H. Smith III
                                 President


Attest: /s/DAVID C. ATTAWAY
          --------------------------------------
           David C. Attaway
           Vice President and Treasurer